Exhibit 99.1

CHINA MINING RESOURCES HOLDINGS LIMITED

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.                            Purpose

The purpose of the Audit Committee of CHINA MINING RESOURCES HOLDINGS LIMITED (the “Corporation”) shall be to assist the Board of Directors (the “Board”) in its oversight of:

•                  The integrity of the Corporation’s accounting and financial reporting processes;

•                  The Corporation’s compliance with legal and regulatory requirements;

•                  The independent auditor’s qualifications and independence; and

•                  The performance of the Corporation’s internal audit function and independent auditor.

II.                       Structure and Operations

Composition and Qualifications

The Audit Committee shall be comprised of at least three directors designated by the Board, each of whom shall meet the independence and qualification requirements of the American Stock Exchange LLC (“AMEX”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”), including Rule 10A-3(b)(1) under the Exchange Act.  Members of the Audit Committee must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years and must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.  The Audit Committee shall also have at least one “audit committee financial expert” as defined by the SEC.  No member of the Audit Committee shall serve on more than three public company audit committees.

Appointment and Removal

The members of the Audit Committee shall be designated by the Board annually and each member shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal.  Any member of the Audit Committee may be removed, with or without cause, by a majority vote of the Board.

Unless a Chairperson is designated by the full Board, the members of the Audit Committee shall designate a Chairperson by majority vote of the full Audit Committee membership.  The Chairperson will chair all sessions of the Audit Committee and set the agenda for Audit Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Audit Committee may delegate responsibilities to a subcommittee consisting of one or more members of the Audit Committee.

III.                  Meetings

The Audit Committee shall ordinarily meet at least four times annually, or more frequently as circumstances dictate.  Any member of the Audit Committee may call meetings of the Audit Committee.  The Audit Committee shall meet separately on a periodic basis with each senior member of management, the head of the internal auditing department (if any) and the independent auditor to discuss any matters that should be discussed privately.

Any director of the Corporation who is not a member of the Audit Committee may attend meetings of the Audit Committee; provided, however, that any director who is not a member of the Audit Committee may not vote on any matter coming before the Audit Committee for a vote.  The Audit Committee also may invite to its meetings any member of management of the Corporation and such other persons as it deems appropriate in order to carry out its responsibilities.  The Audit Committee may meet in executive session, as the Audit Committee deems necessary or appropriate.

IV.                   Responsibilities and Duties

The following functions shall be common recurring activities of the Audit Committee in carrying out its purpose as set forth in Section I of this Charter.  These functions should serve as a guide with the understanding that the Audit Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.  The Audit Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Audit Committee outlined in Section I of this Charter.

The Audit Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern within the purpose of the Audit Committee that the Audit Committee deems appropriate or necessary.  The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties, and the Corporation shall provide for appropriate funding, as determined by the Audit Committee for the payment of (a) compensation to the independent auditor(s) engaged for the purpose of preparing or issuing the audit report or performing other audit, review or attest services for the Corporation, (b) compensation to any advisers employed by the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

To fulfill its responsibilities and duties, the Audit Committee shall:

Financial Reporting

(1)                                 Review and discuss with management and the independent auditor the annual and quarterly financial statements, including the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review with respect to the quarterly financial statements.

(2)                                 Discuss the Corporation’s earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

(3)                                 Review with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, including (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information under generally accepted accounting principals (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(4)                                 Review with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material deficiencies; (ii) analyses prepared by management and the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements and alternative GAAP methods that could have been used; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; (iv) the type and presentation of information to be included in earnings press releases; and (v) any financial information and earnings guidance provided to analysts and rating agencies.

(5)                                 Review disclosures made to the Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer regarding: (i) any significant deficiencies in the design or operation of internal controls of the Corporation which could adversely affect the Corporation’s ability to record, process, summarize and report financial data; and (ii) any fraud, material or otherwise, that involves management or other.

(6)                                 Review with the independent auditor any problems or difficulties encountered during the course of the review or audit, including any restrictions on the scope or work or access to required information and management’s response.

(7)                                 Based on its review and discussions, recommend to the Board, in the case of the Corporation’s annual financial statements, that such audited financial statements be included in the Corporation’s annual report on Form 10-K.

The Independent Auditor

(1)                                 The Audit Committee shall have the sole responsibility for the appointment (subject, at the discretion of the Board, to shareholder ratification), compensation, retention and oversight of the work of the independent auditor.  The Audit Committee shall review the performance of the independent auditor periodically and make determinations regarding the appointment or termination of the independent auditor.  The independent auditor shall report directly to the Audit Committee.

(2)                                 At least annually, obtain and review a report by the independent auditor describing: the independent auditing firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Corporation consistent with Independence Standards Board Standard 1.

(3)                                 Oversee the independence of the auditor by:

•                  Reviewing and actively engaging in a dialogue with the independent auditor on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditor, taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditor and pre-approving all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to and in accordance with Section 10A(i)(1)(B) of the Exchange Act and the Audit Committee’s pre-approval policy, as it may be amended from time to time.

•                  Developing clear hiring policies for employees or former employees of the independent auditor.

Ethical and Legal Compliance/General

(1)                                 Monitor and oversee the Corporation’s legal compliance programs and Code of Conduct and Ethics and obtain regular updates from inside counsel regarding any legal or regulatory matter that could have a significant impact on the financial statements.

(2)                                 Establish procedures for the receipt, retention and treatment of complaints and concerns received by the Corporation regarding accounting, internal accounting controls, or auditing or related matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(3)                                 Review, at least annually, policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(4)                                 Review and approve in advance any proposed “related person” transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

(5)                                 Review and approve all payments (including reimbursements) made to the Company’s officers and directors or its or their affiliates, other than those disclosed in the Registration Statement on Form S-1 filed by the Company with the SEC to register the Company’s initial public offering (the “Registration Statement”). Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

(6)                                 Review the terms of all agreements (the “IPO Agreements”) between the Company and any of its officers or directors included as exhibits to the Registration Statement at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance with such agreement. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify the noncompliance or otherwise cause compliance with the requirements of the Company’s certificate of incorporation as in effect on the such date, or the terms and provisions of each IPO Agreement.

(7)                                 Review and approve any proposed business combination (as defined in the Registration Statement) with a target business that is affiliated with any of the Company’s initial stockholders (as defined in the Registration Statement), officers, directors or special advisor.  If any member of the Audit Committee is affiliated with such target, then such approval shall be by a majority of the members of the Audit Committee who are not so affiliated.

Reports

(1)                                 Prepare the report of the Audit Committee to be included in the Corporation’s annual proxy statement.

(2)                                 Report regularly to the Board (i) following meetings of the Audit Committee, (ii) with respect to such other matters as are relevant to the Audit Committee’s discharge of its responsibilities, (iii) with respect to such recommendations as the Audit Committee may deem appropriate, and (iv) the Audit Committee’s conclusions with respect to the independent auditor.  The report to the Board may take the form of an oral report by the Chairperson or any other member of the Audit Committee designated by the Audit Committee to make such report.

(3)                                 Maintain minutes and other records of meetings and activities of the Audit Committee, as appropriate under applicable law.

V.                        Annual Performance Evaluation

The Audit Committee shall perform a review and evaluation, at least annually, of the performance of the Audit Committee.  In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Audit Committee considers necessary or appropriate.  The Audit Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.